BOS516135.1     5
BOS516135.1

EXHIBIT  2.8

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA

                           CASE NO. 98-8030-CIV-HURLEY


LEONARD  ROSENBLUM,  ET  AL.
     PLAINTIFF,

VS.

EQUIS  FINANCIAL  GROUP,
     DEFENDANT.
____________________________________/


                 ORDER SETTING TRIAL DATE & DISCOVERY DEADLINES,
                 -----------------------------------------------
              REFERRING CASE TO MEDIATION & REFERRING DISCOVERY TO
              ----------------------------------------------------
                         UNITED STATES MAGISTRATE JUDGE
                         ------------------------------
     THIS CAUSE was before the court at a status conference conducted on May 31, 2001. For the reasons stated in open-court, it is
     ORDERED  and  ADJUDGED:
                              TRIAL DATE & LOCATION
1. This case is set for trial on the MARCH 2002 calendar commencing on MONDAY, MARCH 4, 2002. Counsel for all parties shall appear at a calendar call commencing at 1:30 p.m. on FRIDAY, FEBRUARY 22, 2002. Unless instructed otherwise by subsequent order, the trial and all other proceedings in this case shall be conducted in courtroom 5 at the U.S. Courthouse, 701 Clematis Street, West Palm Beach, Florida.
                                 MOTION PRACTICE
2. Every motion filed in this case shall be accompanied by ONE PROPOSED ORIGINAL ORDER granting the motion. The order shall contain an UP-TO-DATE SERVICE LIST (names and addresses) of all attorneys in the case. In light of the court's "fax-back" program, additional copies of the proposed order and self-addressed stamped envelopes should not be provided.
                           PRETRIAL DISCOVERY SCHEDULE
3.     Pretrial discovery shall be conducted in accord with Local Rules 16.1 and
     26.1 and the Federal Rules of Civil Procedure. The court has considered but, at present, declines to adopt the parties' suggested discovery schedule. If, after reviewing the following schedule, the parties conclude their proposal is preferable, they may resubmit a proposed discovery schedule in the form of a PROPOSED AGREED ORDER. Once entered it shall supersede the generic schedule outlined below. Note: any substitute schedule MUST include the time frame set forth below for the submission of summary judgment motions (not later than ninety (90) days prior to commencement of trial calendar).

Rule 14, 19 Motions               - 180 days before trial calendar
Discovery Cutoff                  -- 90 days before trial calendar
Substantive Pretrial Motions      - 90 days before trial calendar
 .                                 This deadline will be strictly enforced.
 .                                 Motions for extension of time to file motion
 .                                 or response will not be granted absent
 .                                 exceptional cause.
Mediation Cutoff                  - 60 days before trial calendar
Rule 15(a). (d) Motions           - 60 days before trial calendar
Mandatory Pretrial Stipulation    - 5 days before calendar call
 .                                 (note Local Rule 16.1E)
Pretrial Conference               - as directed by the court
Voir Dire Questions               - First day of jury trial
Jury Instructions                 - 5 days before calendar call
Proposed Findings & Conclusions   - 5 days before calendar call
Motions in Limine                 - First day of trial
Exhibit List for Court            - First day of trial
(Two Copies)                      (impeachment excepted)
Witness List for Court            - First day of trial
(Two Copies)                      (impeachment excepted)


                              CONSENT JURISDICTION
4. In light of the benefits offered by a trial before a magistrate judge, e.g. trial on a date certain as opposed to placement on a month-long calendar,
  --
the parties are urged to consider this option. Therefore, within twenty (20) days of the entry of this order each attorney is ORDERED to meet with his/her client and discuss this option. At the end of the twenty-day period, each party shall file a separate pleading indicating: (1) that they have met and discussed magistrate jurisdiction and (2) unequivocally setting forth their position (yes or no) on magistrate consent jurisdiction. Plaintiff's counsel shall monitor this process. If there is not unanimity in favor of magistrate jurisdiction, plaintiff's counsel need do nothing further. If, however, there is unanimity in favor of magistrate jurisdiction, plaintiff's counsel shall send a note to the court, with a copy to defense counsel, alerting the court to this issue. It is the receipt of this note that will cause the court to meet with the magistrate judge and obtain a new trial date for the parties.
                                    MEDIATION
5. Pursuant to Federal Rule of Civil Procedure 16 and Local Rule 16.2, this case is referred to mediation as follows:
a. The mediation shall be completed sixty (60) days prior to the scheduled trial calendar.
b. The parties shall, within ninety (90) days hereof, agree upon a mediator and advise the Clerk's office of their choice, failing which the Clerk will designate a mediator from the list of certified mediators on a blind random basis;
c. Plaintiff's counsel shall be responsible for coordinating the mediation conference date and location agreeable to the mediator and all counsel of record;
d. Within five (5) days following the mediation conference, the mediator shall file a Mediation Report indicating who attended the mediation and the result thereof.
                     DISCOVERY REFERRED TO MAGISTRATE JUDGE
6. In accordance with the Magistrate Act, 28 U.S.C. 636(b)(1)(A), and Federal Rule of Civil Procedure 72, all pretrial discovery motions which may be filed in this case and all motions that relate directly to these motions, such as motions for extension of time, motions for reconsideration, motions for sanctions, and motions for mental or physical examinations are REFERRED to United States Magistrate Judge Frank J. Lynch for final disposition. Counsel shall send a copy of any discovery motion or responsive pleading directly to the
     Magistrate Judge at the same time that pleading is filed with the Court. Counsel shall include the Magistrate Judge's name in the case number in accordance with the local rule.
7. This referral shall expire at the end of the discovery period established in the pretrial schedule above. Upon expiration, all matters pending before the United States Magistrate Judge shall remain before the Magistrate Judge for resolution, and all new matters shall be filed for consideration by the undersigned.
                             TELEPHONIC CONFERENCING
8. When practical, counsel are urged to utilize telephonic conferencing for any pretrial appearances including calendar call. Counsel wishing to appear in this manner for any proceeding must notify the Courtroom Deputy at 561/803-3452 at least 24 hours prior to the proceeding. Counsel wishing to appear for the calendar call by telephone must so notify the Courtroom Deputy by noon of the Wednesday preceding the date of the calendar call.
     DATED and SIGNED in Chambers at West Palm Beach, Florida, this 4th day of June, 2001.
                              s/Daniel T.K. Hurley
                               Daniel T. K. Hurley
                          United States District Judge
                          ----------------------------


COPY  FURNISHED:
Magistrate  Judge  Frank  J.  Lynch,  Jr.
Andrew  Friedmen,  Esq.
Allen  Lerner,  Esq.
Gerald  Richman,  Esq.
Greg  Deschence,  Esq.